UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 28, 2015

New Asia Holdings, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada	45-0460095
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

33 Ubi Ave 3 07-58 Vertex Tower A Singapore, 408868
(Address of principal executive offices)

+65-6702-3808
(Issuer’s telephone number)
__________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   [ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   [ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   [ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   [ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 25th, 2015, New Asia Holdings Inc (OTC QB: NAHD), formerly DM Products, Inc. (the “Company”), entered into a final Sale and Purchase Agreement (the “Agreement”) for the acquisition of 100% of the issued and outstanding shares of equity securities of Magdallen Quant Pte Ltd (“MQL”). MQL is a company incorporated and based in Singapore involved in the rResearch, development and deployment of advanced, proprietary, state-of-the-art, trainable trading algorithms.

The Company has, over the last several months, undertaken a thorough due diligence and evaluation of the Proprietary Trainable Trading Algorithms assets owned and developed by MQL. Despite the acquisition of MQL entity, the Company is, in fact, acquiring a set of assets, the Proprietary Trainable Trading Algorithms, that have not been the subject of an ongoing business.

The Company intends to offer these proprietary trainable algorithm trading software solutions to broker-dealers, banks, funds and other clients on the basis of a "Software as a Service (SaaS)" licensing and delivery models with licensed users availing themselves of a service-based contractual arrangements. The Company will hire employees and additional management, and create an infrastructure necessary to operate this proposed business. MQL’s revenue model will be based on license fees for use of its Proprietary Trainable Trading Algorithms and service fees for monitoring, improvements and/or variations of these Proprietary Trainable Trading Algorithms. In addition, the Company intends to utilize its in-house proprietary neural trading models to trade its own funds, thus providing added value to our shareholders.

The Proprietary Trainable Trading Algorithms that the Company has acquired emulate aspects of the human brain, integrating a self-training ability to formalize unclassified information and thus develop an enhanced ability to make forecasts based on the historical information and other data available at their disposal.  The neural networks do not make forecasts, instead, they analyze price data and uncover opportunities. Using our proprietary neural network, trade decisions are made based on thoroughly analyzed data (which is not generally possible when using traditional technical analysis methods). The Company is thus able to offer our clients and shareholders a series of "Next-Generation" tools that can detect subtle non-linear interdependencies and patterns that other methods of technical analysis are unable to uncover.

The negotiated purchase price of this acquisition is on the basis of a share swap of 7,422,000 new restricted shares of Common Stock of NAHD in exchange for entire issued and paid-up capital of MQL, which is 8,000,100 number of shares issued at par value of SGD $1.00 per share, which is 100% of the issued and outstanding shares of equity securities of MQL.

The above description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached here to as Exhibit 2.1 to this Current Report on Form 8-K, respectively.

Item 2.01 Completion of Acquisition of Assets

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

On August 28th, 2015, NAHD completed the closing of the acquisition of 100% of MQL.

In conjunction with this acquisition, the previous owner of MQL, Anthony Ng Zi Qin, transferred 100% of the shares of equity securities of MQL. MQL at completion owns three (3) Proprietary, Trainable Trading Algorithms; including rights to all future improvements and developments thereof..

In conjunction with the closing of this acquisition, and consistent with the executed S&P Agreement, NAHD issued an aggregate of 7,422,000 new, restricted, shares of Common Stock to Anthony Ng Zi Qin, a Singapore National and former owner of MQL.

Following the purchase, MQL became a wholly owned subsidiary of the Company.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Pursuant to the Agreement, on August 28, 2015, we issued 7,422,000 shares of our Common Stock to Anthony Ng Zi Qin, a Singapore National and former owner of MQL in exchange for 100% of the issued and outstanding shares of equity securities of MQL. Such securities were not registered under the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. Exhibit No. Description

Exhibit No. Description

2.1 Sale and Purchase Agreement in Respect to the entire issued and paid up share capital of MAGDALLEN QUANT PTE LTD

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Asia Holdings, Inc.

Date September 1, 2015	By:	/s/ Lin Kok Peng
Lin Kok Peng
Chief Executive Officer